Exhibit 12

Select Medical Holdings Corporation

Ratio of Earnings to Fixed Charges

(in thousands)

(unaudited)

	For the Year Ended December 31,
	2007	2008	2009	2010	2011
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$55,666	$51,897	$116,404	$124,432	$180,807

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	140,155	145,894	132,469	112,337	99,216

Capitalized interest	3,757	474	427	767	304
Rentals:
Buildings - 33% (A)	32,490	36,380	38,644	39,033	39,070
Office and other equipment - 33% (A)	11,023	9,580	9,309	12,038	15,010
Preferred stock dividend requirements of consolidated subsidiaries	36,374	53,970	29,273	—	—

Total fixed charges	$223,799	$246,299	$210,121	$164,175	$153,600

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$275,708	$297,722	$326,098	$287,840	$334,103

Ratio of earnings to fixed charges	1.23	1.21	1.55	1.75	2.18

(A)	The Company uses 33% to estimate the interest on its rentals. This
percentage	is a reasonable approximation of the interest factor.

Select Medical Corporation

Ratio of Earnings to Fixed Charges

(in thousands)

(unaudited)

	For the Year Ended December 31,
	2007	2008	2009	2010	2011

Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$85,997	$84,100	$152,037	$152,297	$209,424

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	105,497	110,889	99,543	84,472	81,232
Capitalized interest	3,757	474	427	767	304
Rentals:
Buildings - 33% (A)	32,490	36,380	38,644	39,033	39,070
Office and other equipment - 33% (A)	11,023	9,580	9,309	12,038	15,010

Total fixed charges	$152,767	$157,323	$147,922	$136,310	$135,616

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$235,007	$240,949	$299,532	$287,840	$344,736

Ratio of earnings to fixed charges	1.54	1.53	2.02	2.11	2.54

(A) The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.